Exhibit 99.1

WAUSAU PAPER REPORTS

SECOND-QUARTER RESULTS

MOSINEE, WI – July 29, 2013 – Wausau Paper (NYSE:WPP):

Second-Quarter Highlights

Strategic Repositioning

•

The Company completed the sale of its specialty paper business on June 26, resulting in net cash proceeds, subject to certain post-closing adjustments, of approximately $105 million after settlement of transaction-related liabilities, transaction costs and taxes.

•

Net transaction proceeds were immediately used to eliminate the then approximately $67 million outstanding balance on the Company’s revolving-credit facility.

Tissue Expansion

•

The Company launched its new Green SealTM DublNature® family of premium away-from-home towel and tissue products produced from its new ATMOS technology-enabled Harrodsburg, Kentucky, paper machine on May 20, with 16 new products in tissue, roll and folded towel available to the market during the second quarter.

Financial Results

•

Due to the completed sale and the first-quarter closure of its former manufacturing facility in Brainerd, Minnesota, financial performance of the former Paper segment, including an after-tax impairment charge of approximately $40.1 million as a result of the second-quarter sale, is reported as discontinued operations.

•

Including a loss of $0.81 per share from discontinued operations, net of tax, the 2013 second quarter net loss was $1.11 per share.

•

On a reported basis, the second quarter 2013 results from continuing operations was a net loss of $0.30 per share.

•

Results of continuing operations reflect the impact of the start-up of the new Harrodsburg manufacturing and converting capabilities, as well as manufacturing and inventory transition in support of the new products related to the $220 million Tissue expansion project.

Henry C. Newell, president and CEO, commented, “Completing the sale of the specialty paper business represents significant progress on our strategic repositioning efforts as a company focused on tissue. We launched a new family of towel and tissue products in the second quarter and will introduce a range of new ATMOS-based product additions over the coming quarters. We remain committed to our growth expectations, delivering six percent case shipment growth in our tissue business by the fourth quarter of 2013.”

2013 SECOND-QUARTER AND SIX-MONTH RESULTS

Continuing Operations

The following second-quarter and six-month discussion contain comparisons of financial elements including adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings and adjusted net loss. These presentations are not in accordance with generally accepted accounting principles (GAAP).

The Company believes that the presentation of select non-GAAP measures provides a useful analysis of ongoing operating trends. Please refer to the attached Reconciliation of Non-GAAP Financial Measures.

Excluding special items, the second quarter resulted in an adjusted net loss of $2.4 million, or $0.05 per share. Prior-year second-quarter performance, excluding special items, was adjusted net earnings of $2.7 million, or $0.05 per share. On a reported basis, the second quarter was a net loss of $0.30 per share compared to net earnings of $0.01 per share a year ago.

The first half of 2013, excluding special items, resulted in an adjusted net loss of $6.2 million, or $0.12 per share, compared to prior-year first half net earnings, excluding special items, of $5.5 million, or $0.11 per share.

Due to the significant investment of capital and resources connected with the Company’s Tissue expansion project, comparability of quarter-over-quarter and year-over-year after-tax net results, excluding special items, has been impacted by:

(in millions, except per share data)	Three Month After-Tax Impact		Six Month After-Tax Impact
	$	Per share	$	Per share
Startup, outage and inventory transition costs	$2.1	$0.04	$5.4	$0.11
Incremental depreciation/interest expense	$2.7	$0.06	$5.3	$0.11

On a continuing operations basis, adjusted EBITDA and EBITDA margin for the second quarters of 2013 and 2012 were $8.8 million, or a 10.1 percent, and $13.0 million, or a 14.7 percent, respectively. On a year-to-date basis, adjusted EBITDA and EBITDA margin was $14.8 million, or a 8.9 percent in 2013 compared to $25.2 million, or a 14.8 percent in 2012. The Company is targeting an adjusted EBITDA margin on a consolidated basis between 16 and 18 percent by the end of the fourth quarter of 2013. Previous adjusted EBITDA margin targets were presented for the Tissue business only and, on a pro forma basis, those targets are a range of 21 to 23 percent in the fourth quarter of 2013.

Second-quarter net sales for 2013 were $87.6 million, a decrease of approximately 1 percent compared to $88.6 million reported for the second quarter of 2012. On a year-to-date basis, net sales were down nearly 3 percent in 2013 at $165.8 million compared to $170.4 million in 2012. After a relatively flat first quarter, case shipment volume in the second quarter improved 2.4 percent over the prior-year period resulting in year-to-date growth of 1.3 percent. Volume in the support product categories continued to be strong, increasing approximately 4 percent over the prior-year’s second quarter and first half. Volume in strategic product categories was relatively flat over the prior-year second quarter after declining by approximately 3 percent in the first-quarter comparison. Overall, the Company is expecting case growth to improve as the full line of premium DublNature® products is available to the away-from-home market in the third quarter, with targeted fourth-quarter growth above 6 percent year-over-year.

The normalized effective income tax rate for the Company is expected to be approximately 37 percent. Due to the sale of the specialty paper business, additional income tax expense, net of federal tax benefit, of approximately $12.4 million was recognized in the second quarter primarily because approximately $12.0 million of certain state income tax credit carryforwards are not expected to be utilized in future years.

Discontinued Operations

During the second quarter of 2013, the Company completed the sale of its specialty paper business, including its manufacturing facilities in Mosinee and Rhinelander, Wisconsin. This transaction, combined with the first-quarter closure of the technical specialty paper mill in Brainerd, Minnesota, results in the Company’s former Paper segment being reclassified as a discontinued operation and therefore is presented separately from continuing operations in all periods presented in the condensed consolidated statements of operations.

For the second quarter of 2013, discontinued operations resulted in a loss, net of tax, of $40.2 million, or $0.81 per share, compared to a loss of $1.6 million, net of tax, or $0.03 per share, for the second quarter of 2012.  Included in the loss, net of tax, in the second quarter of 2013 is an after-tax impairment charge related to the disposition of assets of approximately $40.1 million, or $0.81 per share, and after-tax closure-related costs of $3.1 million, or $0.06 per share, offset by earnings from operations, net of tax, of $2.9 million, or $0.06 per share.

For the first half of 2013, discontinued operations, net of tax, resulted in a net loss of $66.1 million, or $1.34 per share. In addition to the impairment charge and closure-related costs recorded in the second quarter of 2013, the first-half results include $27.9 million, or $0.57 per share, in after-tax charges related to the closure of the Brainerd mill offset by after-tax results of operations of $5.0 million, or $0.10 per share. The prior-year six-months included a gain on the sale of the business of $7.7 million, net of tax, or $0.16 per share, and net earnings from operations of $0.8 million, net of tax, or $0.01 per share.

CONFERENCE CALL

Wausau Paper’s second-quarter conference call is scheduled for 9:00 a.m. Central - 10:00 a.m. Eastern on Tuesday, July 30, and can be accessed through the investor information section of the Company’s website at www.wausaupaper.com.  A replay of the webcast will be available at the same site through August 7.

About Wausau Paper:

Wausau Paper produces and markets a complete line of away-from-home towel and tissue products, is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10-K for the year ended December 31, 2012. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #

Wausau Paper

Quarter Ended June 30, 2013

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Six Months
of Operations (Unaudited) (Note 1)	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Net sales	$ 87,623	$ 88,559	$165,817	$170,410
Cost of sales	77,810	71,775	144,728	136,895
Gross profit	9,813	16,784	21,089	33,515
Selling & administrative expenses	10,623	14,776	25,708	31,801
Operating (loss) profit	(810)	2,008	(4,619)	1,714
Interest expense	(2,540)	(986)	(4,868)	(1,710)
Other income (expense), net	10	(14)	(5)	(25)
(Loss) earnings from continuing operations before income taxes	(3,340)	1,008	(9,492)	(21)
Provision (credit) for income taxes	11,255	709	8,835	173
(Loss) earnings from continuing operations	(14,595)	299	(18,327)	(194)
(Loss) earnings from discontinued operations, net of taxes	(40,231)	(1,614)	(66,104)	8,637
Net (loss) earnings	$(54,826)	$ (1,315)	$(84,431)	$ 8,443

Net (loss) earnings per share (basic and diluted):
Continuing operations	$ (0.30)	$ 0.01	$ (0.37)	$ (0.00)
Discontinued operations	(0.81)	(0.03)	(1.34)	0.18
Net (loss) earnings per share	$ (1.11)	$ (0.03)	$ (1.71)	$ 0.17

Weighted average shares outstanding-basic	49,399	49,309	49,381	49,302
Weighted average shares outstanding-diluted	49,399	49,529	49,381	49,302

* Totals may not foot due to rounding differences.

Condensed Consolidated Balance Sheets (Unaudited) (Note 1)	June 30,	December 31,
	2013	2012
Current assets	$121,517	$166,856
Property, plant, and equipment, net	289,880	460,656
Other assets	100,965	73,203
Assets of discontinued operations	13,718	–
Total Assets	$526,080	$700,715

Current liabilities	$66,278	98,186
Long-term debt	150,000	196,200
Other liabilities	156,290	199,995
Liabilities of discontinued operations	11,233	833
Stockholders' equity	142,279	205,501
Total Liabilities and Stockholders' Equity	$526,080	$700,715

Condensed Consolidated Statements of Cash Flows (Unaudited) (Note 1)	Six Months
	Ended June 30,
	2013	2012
Cash flows from operating activities:
Net (loss) earnings	$(84,431)	$ 8,443
Provision for depreciation, depletion, and amortization	62,046	22,841
Gain on sale of business	–	(12,198)
Loss on sale of assets	110	403
Impairment of long-lived assets	63,712	2,075
Non-cash inventory, spare parts and other writedowns	6,653	–
Deferred income taxes	(31,257)	(5,077)
Other non-cash items	1,151	1,711
Changes in operating assets and liabilities:
Receivables	328	848
Inventories	(6,488)	32,396
Other	(6,963)	(11,312)
Net cash provided by operating activities	4,861	40,130

Cash flows from investing activities:
Capital expenditures	(19,465)	(73,836)
Grants received for capital expenditures	–	236
Proceeds from sale of business	105,067	20,500
Proceeds from sale of assets	1,098	2
Net cash provided by (used in) investing activities	86,700	(53,098)

Cash flows from financing activities:
Net payments of commercial paper	(40,700)	(8,650)
Borrowings under credit agreement	65,000	3,000
Payments under credit agreement	(70,500)	(3,000)
Issuances of notes payable	–	50,000
Payments under industrial development bond agreement	–	(19,000)
Proceeds from stock option exercises	104	–
Dividends paid	(2,963)	(2,958)
Net cash (used in) provided by financing activities	(49,059)	19,392

Net increase in cash and cash equivalents	$42,502	$ 6,424

Note 1.

On March 21, 2013, we announced that we signed a non-binding letter of intent to sell our specialty paper business.  The sale of the specialty paper business, which excluded the assets of the Brainerd, Minnesota mill, closed on June 26, 2013. The sale generated a pre-tax impairment charge of $63.7 million, which is recorded in loss from discontinued operations in the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2013.  Included in the impairment charge is a net pre-tax credit of approximately $5.9 million related to pension and other postretirement plan settlements, curtailments, and special termination benefits resulting from the sale transaction.  Additionally, discontinued operations includes pre-tax expenses related to severance and benefits, contract termination costs, and other associated closure costs totaling $4.3 million in the three and six months ended June 30, 2013.  We expect to incur additional pre-tax closure charges of approximately $2.0 million, with $1.0 million expected to be incurred in 2013.

In February 2013, we announced the planned closure of our technical specialty paper mill in Brainerd, Minnesota.  The Brainerd mill closed on March 29, 2013, and impacted approximately 130 employees.  Included in loss from discontinued operations in the Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2013, are $0.7 million and $45.0 million in pre-tax charges, respectively.  The charges for the six months ended June 30, 2013 are primarily a result of accelerated depreciation on mill assets, an adjustment of mill inventory and spare parts to net realizable value, severance and benefit continuation costs, and other associated closure costs. No significant additional closure charges are anticipated.

In December 2011, we announced that our Board of Directors had approved the sale of our premium Print & Color brands, and the closure of our Brokaw, Wisconsin paper mill.  The sale of the premium Print & Color brands, select paper inventory, and certain manufacturing equipment to Neenah Paper, Inc. closed on January 31, 2012, generating proceeds of $20.5 million and a pre-tax gain of $12.2 million.  We permanently ceased papermaking operations at the mill on February 10, 2012.

We determined that the sale of the specialty paper business, closure of the Brainerd mill, and closure of the Brokaw mill all met the criteria for discontinued operations presentation as established in Accounting Standards Codification Subtopic 205-20, "Discontinued Operations". The results of operations of the specialty paper business, Brainerd, and Brokaw mills have been reported as discontinued operations in the Condensed Consolidated Statements of Operations for all periods presented.  The corresponding assets and liabilities of the discontinued operations have been reclassified in accordance with authoritative literature on discontinued operations when the respective component met the criteria for discontinued operations presentation. Balance sheet amounts at June 30, 2013, are unaudited.  The December 31, 2012, balance sheet amounts are derived from audited financial statements, and included liabilities of discontinued operations related to the Brokaw mill.  The assets and liabilities of the specialty paper business and Brainerd mill have not been reclassified in the December 31, 2012 balance sheet.  The statements of cash flows for the six months ended June 30, 2013 and 2012, are unaudited and have not been adjusted to separately disclose cash flows related to discontinued operations.

Note 2.

Within continuing operations, in the second quarters of 2013 and 2012, we incurred pre-tax charges of $1.3 million and $2.2 million, respectively, related to settlement charges associated with a cash balance pension plan.  The pre-tax charges are included in selling and administrative expenses in the three and six months ended June 30, 2013 and 2012.

Note 3.

Supplemental Information for Continuing Operations

(In thousands, except ton data)	Three Months		Six Months
	Ended March 31,		Ended June 30,
	2013	2012	2013	2012

Depreciation and amortization (unaudited)	$10,032	$7,285	$19,772	$14,486

Tons sold (unaudited)	45,494	45,285	86,382	87,483

Cases shipped (unaudited)	4,205	4,107	7,977	7,874

Note 4.

Reconciliation of Non-GAAP Financial Measures (unaudited):

The following tables set forth certain non-U.S. generally accepted accounting principles ("GAAP") financial metrics.  Management believes that the financial metrics presented are frequently used by investors and provide a useful analysis of ongoing operating trends.  These metrics are presented as a complement to enhance the understanding of operating  results but are not a substitution of GAAP results.  The totals in the tables may not foot due to rounding differences.

	Three Months Ended	Three Months Ended
	June 30, 2013	June 30, 2012
(in thousands)	Consolidated	Consolidated

Net loss	$(54,826)	$ (1,315)
Loss from discontinued operations, net of taxes	40,231	1,614
Provision for income taxes	11,255	709
Interest expense and other, net	2,530	1,000
Operating (loss) profit	(810)	2,008
Depreciation, depletion, and amortization	10,032	7,285
EBITDA	$ 9,222	$9,293

Net sales	$ 87,623	$ 88,559
EBITDA margin	10.5%	10.5%

EBITDA	$ 9,222	$ 9,293
Capital related expenses (1)	–	1,498
Credit for contract at former manufacturing facility (2)	(1,713)	–
Defined benefit retirement plan settlement charges	1,320	2,240
Adjusted EBITDA	$ 8,829	$ 13,031

Net sales	$ 87,623	$ 88,559
Adjusted EBITDA margin	10.1%	14.7%

Adjusted EBITDA	$8,829	$ 13,031
Depreciation, depletion, and amortization	10,032	7,285
Adjusted operating (loss) profit	$ (1,203)	$ 5,746

	Six Months Ended	Six Months Ended
	June 30, 2013	June 30, 2012
(in thousands)	Consolidated	Consolidated

Net (loss) earnings	$(84,431)	$ 8,443
Loss (earnings) from discontinued operations, net of taxes	66,104	(8,637)
Provision (credit) for income taxes	8,835	173
Interest expense and other, net	4,873	1,735
Operating (loss) profit	(4,619)	1,714
Depreciation, depletion, and amortization	19,772	14,486
EBITDA	$ 15,153	$ 16,200

Net sales	$165,817	$170,410
EBITDA margin	9.1%	9.5%

EBITDA	$ 15,153	$ 16,200
Capital related expenses (1)	–	3,421
(Credit) charge for contract at former manufacturing facility (2)	(1,713)	3,324
Defined benefit retirement plan settlement charges	1,320	2,240
Adjusted EBITDA	$ 14,760	$ 25,185

Net sales	$165,817	$170,410
Adjusted EBITDA margin	8.9%	14.8%

Adjusted EBITDA	$ 14,760	$ 25,185
Depreciation, depletion, and amortization	19,772	14,486
Adjusted operating (loss) profit	$ (5,012)	$ 10,699

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2013	2012	2013	2012

Net (loss) earnings	$(54,826)	$(1,315)	$(84,431)	$ 8,443
Loss (earnings) from discontinued operations, net of taxes	40,231	1,614	66,104	(8,637)
Capital related expenses, net of tax (1)	–	944	–	2,155
(Credit) charge for contract at former manufacturing facility (2)	(1,079)	–	(1,079)	2,094
Income tax valuation allowance	12,415	–	12,415	–
Defined benefit retirement plan settlement charges, net of tax	832	1,411	832	1,411
Adjusted net (loss) earnings	$ (2,428)	$ 2,654	$ (6,160)	$ 5,467

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(all amounts in dollars per diluted share)	2013	2012	2013	2012

Net (loss) earnings per share	$(1.11)	$(0.03)	$(1.71)	$ 0.17
Loss (earnings) from discontinued operations, net of taxes	0.81	0.03	1.34	(0.18)
Capital related expenses, net of tax (1)	–	0.02	–	0.04
(Credit) charge for contract at former manufacturing facility (2)	(0.02)	–	(0.02)	0.04
Income tax valuation allowance	0.25	–	0.25	–
Defined benefit retirement plan settlement charges, net of tax	0.02	0.03	0.02	0.03
Adjusted net (loss) earnings per share	$(0.05)	$ 0.05	$(0.12)	$ 0.11

(1)  Expenses associated with the Tissue expansion project at Harrodsburg, Kentucky.

(2)  Credit/charges associated with a natural gas transportation contract for a former manufacturing facility in Groveton, New Hampshire.

*  Totals may not foot due to rounding differences.